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                        AMENDMENT TO RETENTION AGREEMENT

     This Amendment dated as of November __, 1998 (this "Amendment") to Retention Agreement dated as of October 15, 1998 (the "Retention Agreement") is entered into between Marquette Medical Systems, Inc., a Wisconsin corporation (the "Company"), and __________________ (the "Executive"). Capitalized terms not defined herein shall have the respective meanings set forth in the Retention Agreement.

     WHEREAS, the Company and the Executive desire to amend the Retention Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the parties hereby agree as follows:

     The first sentence of Section 3.3 of the Retention Agreement is hereby amended to read in its entirety as follows:

     "If the employment of the Executive is terminated by the Company without Cause or due to death or Disability at any time following the Effective Time and prior to the First Anniversary Date (i) each Substitute Option held by the Executive on the date of such termination of employment that is then exercisable shall continue to be exercisable for 90 days following the date of such termination of employment and shall expire at the close of business on the 90th day following such termination of employment to the extent not exercised and (ii) each Substitute Option held by the Executive on the date of such termination of employment that is not then exercisable shall remain outstanding and shall continue to become exercisable in accordance with its original vesting schedule and if such Substitute Option shall become exercisable prior to the First Anniversary Date, such Substitute Option shall continue to be exercisable for 90 days following the date on which it shall have become exercisable and shall expire at the close of business on the 90th day following the date on which it shall have become exercisable; provided, however, that each Substitute Option that is not exercisable on the First Anniversary Date shall become fully exercisable on the First Anniversary Date and continue to be exercisable for 90 days following the First Anniversary Date and shall expire at the close of business on the 90th day following the First Anniversary Date to the extent not exercised. Notwithstanding the foregoing sentence, following such termination of employment after the Effective Time and prior to the First Anniversary Date, the Executive may deliver a written notice to the Company requesting that the Company accelerate the exercisability of all or
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     part of the Substitute Options that are then unexercisable, which notice shall describe in reasonable detail the circumstances upon which such request is based and be accompanied by a completed notice of option exercise in the form provided for in the Company Stock Option Plan with respect to the number of shares covered by such notice (the "Acceleration Request"). The Company shall notify the Executive in writing whether it has consented to such request (which consent shall not be unreasonably withheld or delayed) in light of the circumstances described in such request. If the Company consents to such request, such Substitute Options shall be deemed to have been exercised as of the date set forth on such written consent in the manner described in the Acceleration Request with respect to the number of shares covered by such Acceleration Request."

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                       MARQUETTE MEDICAL SYSTEMS, INC.



                       By:  __________________________
                            Name:
                            Title:


                       EXECUTIVE


                       _______________________________

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